Exhibit 99.2

INSTRUCTIONS FOR USE OF environmental solutions worldwide, inc.

SUBSCRIPTION CERTIFICATE

The following instructions relate to a rights offering (the “Rights Offering”) by Environmental Solutions Worldwide, Inc., a Florida corporation (the “Company”), to the holders of its common stock, par value $0.001 per share (“Common Stock”), as described in the Company’s prospectus dated ___________, 2014 (the “Prospectus”).  Holders of record of Common Stock at the close of business on _____________, 2014 (the “Record Date”) will receive at no charge non-transferable subscription rights (each, a “Subscription Right”) to purchase up to an aggregate principal amount of $4,596,929 10% Senior Secured Convertible Promissory Notes due 2018 issued by the Company.   Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date and each Subscription Right will entitle its holder to purchase $80.53 principal amount of Notes (the “Basic Subscription Right”).

THE SUBSCRIPTION RIGHTS WILL EXPIRE AND WILL HAVE NO VALUE AT 5:00 P.M., NEW YORK CITY TIME, ON ____________, 2014, SUBJECT TO EXTENSION OR EARLIER TERMINATION (THE “EXPIRATION DATE”).

The number of Subscription Rights to which you are entitled is printed on page 1 of your Subscription Certificate.  You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate sections of your Subscription Certificate and returning the Subscription Certificate to Bay City Transfer Agency & Registrar, the subscription agent (the “Subscription Agent”).

THE SUBSCRIPTION AGENT MUST RECEIVE YOUR COMPLETED SUBSCRIPTION CERTIFICATE OR YOUR NOTICE OF GUARANTEED DELIVERY ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE.

(1)   Subscription Rights.  To exercise Subscription Rights, properly complete and execute your Subscription Certificate and send it, together with payment in full of the Subscription Price for the aggregate principal amount of Notes subscribed for, to the Subscription Agent.  Delivery of the Subscription Certificate must be made by mail or by overnight delivery.  All payments must be made in full in (a) United States dollars by (i) uncertified check drawn against a U.S. bank payable to “Bay City Transfer Agency & Registrar as Subscription Agent”, (ii) bank draft (cashier’s check) drawn against a U.S. bank payable to “Bay City Transfer Agency & Registrar as Subscription Agent” or (iii) U.S. postal money order payable to “Bay City Transfer Agency & Registrar as Subscription Agent,” (iv) wire transfer of immediately available funds directly to the account maintained by Bay City Transfer Agency & Registrar, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at _____________________, with reference to the rights holder’s name, or (b) the delivery of an equivalent amount of principal and unpaid interest of indebtedness owed by the Company to you.  The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled “Acceptance of Payments.”

(a)    Nominee Holders.  Banks, brokers, trusts, depositaries or other nominee holders of the Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, on a Nominee Holder Certification Form, as to the aggregate number of Subscription Rights that have been exercised by each beneficial owner of Subscription Rights on whose behalf the nominee holder is acting. In addition, any such nominee acting on behalf of a beneficial owner who is a resident of, or is located in, the State of Arizona must advise the Company and the Subscription Agent that it is exercising Subscription Rights on behalf of a beneficial owner that is a resident of, or located in, Arizona and provide to the Company and the Subscription Agent the number of Subscription Rights being subscribed for on behalf of any beneficial owner who is a resident of or located in Arizona.

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(b)   Acceptance of Payments.  Payments will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check deposited by the Subscription Agent; (b) receipt by the Subscription Agent of any certified bank check draft drawn against a U.S. bank; (c) receipt by the Subscription Agent of any postal, telegraphic or express money order; (d) receipt by the Subscription Agent of immediately available funds by wire transfer; or (e) original evidence of indebtedness owed by the Company to you.  DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO THE COMPANY.  Except as described under “The Rights Offering—Guaranteed Delivery Procedures” in the Prospectus, your subscription will not be considered received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Certificate and payment of the full subscription amount.

(c)    Procedures for Guaranteed Delivery of a Subscription Certificate.  The Subscription Agent will grant you three (3) business days after the Expiration Date to deliver the Subscription Certificate if you follow the instructions below for providing the Subscription Agent notice of guaranteed delivery (the “Notice of Guaranteed Delivery”).  On or prior to the Expiration Date, the Subscription Agent must receive payment in full for all notes subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed Notice of Guaranteed Delivery either by mail, telegram or facsimile transmission, that specifies the name of the holder of the Subscription Rights and the number of notes subscribed for.  If applicable, it must state separately the number of notes subscribed for through the exercise of the Subscription Rights and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed Subscription Certificate for all notes subscribed for will be delivered to the Subscription Agent within three (3) business days after the Expiration Date.  The Subscription Agent will then conditionally accept the exercise of the Subscription Rights and will withhold the notes subscribed for until it receives the properly completed and duly executed Subscription Certificate within that time period.

In the case of holders of Subscription Rights that are held of record through the Depository Trust Company (the “DTC”), those Subscription Rights may be exercised by instructing DTC to transfer Subscription Rights from that holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price.  The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of Guaranteed Delivery and payments should be mailed or delivered to the Subscription Agent.  Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent at the address, email or by calling the telephone numbers below.

(d)   Contacting the Subscription Agent and Information Agent.  The addresses of the Subscription Agent is as follows:

                                                    By Mail:                                                                             By Overnight Delivery:

                     Bay City Transfer & Registrar Trust Account                                   Bay City Transfer & Registrar

                                                 P.O. Box 874                                                            300 Center Avenue, Suite 202B

                                           Bay City, MI 48707                                                                      Bay City, MI  48708

(e)    Partial Exercises; Effect of Over- and Underpayments.  If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of Subscription Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent.  If the payment exceeds the amount necessary for the full exercise of your Subscription Rights, the Subscription Agent will return the excess amount to you by mail, without interest or deduction, in the form in which made or if made in a combination of cash and indebtedness, in the form indicated, or if not indicated, Company indebtedness will be applied first, followed by cash, as soon as practicable after the Expiration Date of the Rights Offering.

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If you exercise less than all of the Subscription Rights evidenced by your Subscription Certificate, the Subscription Agent will issue to you a new Subscription Certificate evidencing the unexercised Subscription Rights upon your request.  However, if you choose to have a new Subscription Certificate sent to you, you may not receive any such new Subscription Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby.

(f)    Sale or Transfer of Rights.  The Subscription Rights are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else, except to affiliates of the recipient and except by operation of law.  If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the Subscription Agent by mail or by overnight courier prior to the Expiration Date at the address specified in these instructions.

(g)    Delivery of Stock Certificates.  The delivery of stock certificates and payments will be made to the address shown on the face of your Subscription Certificate, unless you provide instructions to the contrary in your Subscription Certificate.o

(h)   Basic Subscription Rights.  As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will mail to each exercising Subscription Rights holder the notes purchased pursuant to the Basic Subscription Rights.

(i)     Excess Payments.  As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder any excess amount, without interest or deduction, in the form in which made or if made in a combination of cash and indebtedness, in the form indicated, or if not indicated, Company indebtedness will be applied first, followed by cash, received in payment of the Subscription Price.

(2)   Execution.

(a)    Execution by Registered Holder.  The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever.  Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b)   Execution by Person Other than Registered Holder.  If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the Subscription Certificate, unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c)    Signature Guarantees.  Your signature must be guaranteed by an eligible guarantor institution if you specify special issuance or delivery instructions.

(3)   Method of Delivery.  The risk of delivery of all documents and payments is on you or your nominee, not the Company or the Subscription Agent.  Because uncertified personal checks may take seven or more business days to clear, you are strongly urged to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your Subscription Rights should you decide to do so.

(4)   Special Provisions Relating to the Delivery of Subscription Rights through DTC Participants.  Banks, trust companies, securities dealers and brokers that hold shares of our Common Stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the Record Date through DTC.  Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge their applicable DTC account for the subscription payment for the notes and deliver such amount to the Subscription Agent.  DTC must receive the subscription instructions and payment for the notes by the Expiration Date.

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